CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

          We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Wellsford Real Properties, Inc. Rollover Stock Plan, Wellsford Real Properties, Inc. 1997 Management Incentive Plan and the Wellsford Real Properties, Inc. 1998 Management Incentive Plan of Wellsford Real Properties, Inc. (the "Company") for the registration of 1,326,235, 1,750,000 and 2,000,000, respectively, shares of common stock and to the incorporation by reference therein of our report dated February 12, 1999, with respect to the consolidated financial statements and schedules of the Company included in its Annual Report (Form 10-K) for each of the three years in the period ended December 31, 1998 filed with the Securities and Exchange Commission.


                                   /s/ Ernst & Young LLP.

New York, New York
June 11, 1999